Exhibit 99.1

CUSIP No. 29765A101

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Statement on Schedule 13G with respect to the Class A Common Stock, par value $0.0001 per share, of Ethos Technologies Inc., to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned.  This Agreement may be executed, either manually or electronically, in one or more counterparts.

GV 2019, L.P. By: /s/ Inga Goldbard Name/Title: Inga Goldbard/General Counsel of GV 2019 GP, L.L.C., the General Partner of GV 2019 GP, L.P., its General Partner Dated: May 1, 2026	GV 2021, L.P. By: /s/ Inga Goldbard Name/Title: Inga Goldbard/General Counsel of GV 2021 GP, L.L.C., the General Partner of GV 2021 GP, L.P., its General Partner Dated: May 1, 2026
GV 2019 GP, L.P. By: /s/ Inga Goldbard Name/Title: Inga Goldbard/General Counsel of GV 2019 GP, L.L.C., its General Partner Dated: May 1, 2026	GV 2021 GP, L.P. By: /s/ Inga Goldbard Name/Title: Inga Goldbard/General Counsel of GV 2021 GP, L.L.C., its General Partner Dated: May 1, 2026
GV 2019 GP, L.L.C. By: /s/ Inga Goldbard Name/Title: Inga Goldbard/General Counsel Dated: May 1, 2026	GV 2021 GP, L.L.C. By: /s/ Inga Goldbard Name/Title: Inga Goldbard/General Counsel Dated: May 1, 2026
ALPHABET HOLDINGS LLC By: /s/ Kathryn W. Hall Name/Title: Kathryn W. Hall/Secretary Dated: May 1, 2026	XXVI HOLDINGS INC. By: /s/ Kathryn W. Hall Name/Title: Kathryn W. Hall/Assistant Secretary Dated: May 1, 2026
ALPHABET INC. By: /s/ Kathryn W. Hall Name/Title: Kathryn W. Hall/Assistant Secretary Dated: May 1, 2026